                                                                    EXHIBIT 99.5

STATE OF ALABAMA  )

COUNTY OF MADISON )

                             STOCK OPTION AGREEMENT
                                      (NQO)

                  THIS STOCK OPTION AGREEMENT (this "Agreement"), made and entered into as of the 1st day of February, 1999 (the "Grant Date"), by and between REVNET SYSTEMS, INC., a corporation organized and existing under the laws of the State of Alabama (the "Corporation"), and Randy Bachmeyer ("Optionee"), as follows:

                              W I T N E S S E T H:

                  WHEREAS, the Corporation has reserved 1,185,000 shares of the Voting Common Stock of the Corporation, par value $0.001 per share (the "Reserved Shares") to be purchased by certain key personnel of Corporation; and

                  WHEREAS, the Corporation desires to grant the Optionee options to purchase a portion of the Reserved Shares;

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree specifically as follows:

                  1. Grant of Stock Option. Subject to the terms and conditions contained herein, the Corporation hereby grants Optionee the right, privilege and option to purchase up to 424,200 of the Reserved Shares, at an exercise price of Forty Cents ($0.40) per share (the "Option Shares"). The grant of this option shall be effective as of the Grant Date; provided, however, that the option granted herein shall vest in the Optionee as provided in Section 2 hereof. The approximate fair market value of the shares of the Reserved Shares is $1.50 per shares as of the Grant Date. This option is hereby designated a "nonqualified option".

                  2. Vesting of the Option Shares. The option to purchase the Option Shares shall vest in the Optionee in accordance with the following:

                     (a) The option granted herein shall vest as to 50% of the Option Shares on August 1, 2000; and

                     (b) The option granted herein shall vest as to 1/24th of the Option Shares on the first day of each month beginning on September 1, 2000, and continuing thereafter until all of the Option Shares are fully vested.

                  3. Option Term. The options granted herein shall terminate on the earliest to occur of any of the following events (the "Option Expiration Date"):

                     3.1  Five (5) years from the Grant Date; or

                     3.2  Mutual agreement of the Corporation and the Optionee.

                  4. Exercise of Options.

                     4.1 No portion of the option granted hereunder may be exercised for a fraction of a share. The option granted hereunder shall be deemed to be exercised when written notice of such exercise has been given to the Corporation to the attention of the Secretary of the Corporation accompanied by full payment of the exercise price and by such other documents as the Board of Directors of the Corporation (the "Board") may reasonably request. Until the issuance (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation) of the stock certificate evidencing such Option Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Option Shares, notwithstanding the exercise of the Option. The Corporation shall issue (or cause to be issued) such stock certificate promptly upon exercise of any portion of the option granted hereunder. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 5 hereof. Exercise of a portion of the option granted hereunder in any manner shall result in a decrease in the number of Option Shares which thereafter may be available by the number of Shares as to which the Option is exercised.

                     4.2 In the event of termination of an Optionee as an employee or consultant with the Corporation (but not in the event of an Optionee's change of status from employee to consultant or from consultant to employee), such Optionee may, but only within such period of time as is determined by the Board, of at least thirty (30) days (but in no event later than the Option Expiration Date), exercise the option granted hereunder to the extent that Optionee was entitled to exercise it under Section 2 hereof at the date of such termination, or to such greater extent as may be determined by the Board. If the Optionee does not exercise such option to the extent so entitled within the time specified herein, the option shall terminate.

                     4.3 In the event of termination of an Optionee's status as an employee or consultant as a result of the Optionee's "disability," as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, the Optionee may exercise the option granted hereunder within twelve (12) months from the date of the Optionee's termination (but in no event shall the Optionee be entitled to exercise the option after the Option Expiration Date) to the extent that Optionee was entitled to exercise it under Section 2 on the date of termination.

                     4.4 In the event of the death of the Optionee, the option granted hereunder may be exercised at any time within twelve (12) months following the date of death (but in no event later may the option be exercised after the Option Expiration Date), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option in accordance with Section 2 hereof on the date of death.

                  5. Changes in Capitalization. Subject to any required action by the shareholders of the Corporation, the number of shares of Option Shares covered by this Agreement, as well as the price per share of Option Shares, shall be proportionately adjusted for any increase or decrease in the number of issued shares of voting common stock of the Corporation resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the voting common stock of the Corporation, or any other increase or decrease in the number of issued shares of voting common stock of the Corporation effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of the Option Shares.

                  6. Corporate Transactions. In the event of a merger of the Corporation with or into another corporation after October 1, 1999, or the sale of substantially all of the assets of the Corporation after October 1, 1999, this Agreement shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option granted hereunder, the Optionee shall fully vest in and have the right to exercise the option as to all of the Option Shares, including Option Shares as to which it would not otherwise be vested or exercisable. If this option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee in writing or electronically that the option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period. For the purposes of this Section, the option shall be considered assumed if, following the merger or sale of assets, the option confers the right to purchase or receive, for each Option Share immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock of the Corporation for each share of the common stock of the Corporation held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of the common stock of the Corporation); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option, for each share of Option Shares, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock of the Corporation in the merger or sale of assets.

                  7. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, the Board shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

                  8. Insufficient Authorized Shares. In the event the option granted herein is exercised, in whole or in part, at a time when insufficient authorized capital shares of the Corporation are available for issuance, the Corporation agrees to take all necessary and appropriate steps to provide sufficient authorized capital shares to be issued pursuant to this option.

                  9. Restrictions on Transfer of Shares. Except for a transfer upon the death of the Optionee, the Corporation and Optionee agree that this is a personal, non-transferable and nonassignable option.

                  10. Payment of Purchase Price. Except as provided below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an option is given to the Corporation, and proceeds of any payment shall constitute general funds of the Corporation.

                  11. Representations. The Optionee represents and warrants to the Corporation that the following is true:

                      11.1 The Optionee has sufficient knowledge, background and experience in financial and business matters to evaluate the merits and risks of an investment in the Corporation.

                      11.2 The Optionee is aware of the great risks involved in an investment in the Corporation.

                      11.3 The Optionee acknowledges that he is aware of the fact that the receipt and exercise of the option granted hereunder may have effects on the Optionee's personal income tax situation and that he has been advised to consult with a qualified tax advisor regarding the possible implications.

                      11.4 The Optionee is aware of the fact that the common stock of the Corporation has not been registered, nor is registration contemplated under the Securities Act of 1933, as amended, or under the securities laws of any state. Accordingly, such stock must be held indefinitely unless it is subsequently registered under said securities laws or unless, in the opinion of counsel for the Corporation, a sale or transfer of such stock may be made without registration thereunder.

                      11.5 The Optionee agrees that any stock purchased pursuant to the options shall be purchased solely for the investment of the Optionee and not for resale.

                  12. Restrictive Legend. Any certificate evidencing common stock of the Corporation purchased under the options granted herein shall bear the restrictive legend normally attached to stock of the Corporation and the records of the Corporation will indicate the normal restrictions on transferability and such restriction shall be the same as on all other stock of the Optionee.

                  13. Governing Law. This Agreement shall be interpreted and construed according to and governed by the laws of the State of Alabama.

                  14. Entire Agreement. This Agreement contains the entire agreement of the parties and it supercedes all previous agreements and communications, written or oral, regarding the matters contained in these agreements. It may not be changed orally, but may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                  15. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Agreement.

                  16. Authority. The provisions of this Agreement required to be approved by the Board have been so approved and authorized.

                  17. Benefit. This Agreement shall bind all parties, their respective heirs, executors, administrators and assigns, but nothing contained herein shall be construed as an authorization or right of any party to assign his or her rights or obligations hereunder except that upon the death of the Optionee the estate of the Optionee may exercise the Optionee's rights hereunder in accordance with Section 3.3 hereof. The Optionee shall have no right to assign any option herein granted to him and any such attempted assignment shall be ineffective.

                  18. Attorneys Fees. If any legal proceeding, including, but not limited to, any arbitration brought pursuant to Section 19 hereof, is brought by either party to this Agreement against the other party to enforce any provision of this Agreement, then the prevailing party shall be entitled to receive from the other party reimbursement for its reasonable attorneys' fee incurred in such proceeding.

                  19. Arbitration. Except as otherwise specifically provided herein, it is agreed by the parties hereto that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled in Huntsville, Alabama, by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal on the day and year first above written.

                                                 REVNET SYSTEMS, INC.


                                                 By /s/ Stuart Obermann
                                                    ---------------------------
ATTEST:                                             Its: CEO
                                                        -----------------------

- ------------------------

Its
   ---------------------                                    (Corporation)



                                                 /s/ Randy Bachmeyer    (SEAL)
WITNESS:                                         ------------------------------
                                                 Randy Bachmeyer
- ------------------------
                                                             (Optionee)